AMENDMENT NO. 1
TO
ASSET PURCHASE AGREEMENT

This constitutes Amendment No. 1 (the "Amendment") to that certain Asset Purchase Agreement (the "Agreement") dated July 1, 2022, by and between Designer Genomics International Corporation, a Nevada corporation ("Seller"), and Ludwig Enterprises, Inc., a Nevada corporation ("Buyer").

For good and adequate consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree, as follows:

A. Due to scrivener's error and mutual mistake, Buyer was identified incorrectly in the Agreement as "Designer Genomics International Inc., a Florida corporation," when, in fact, Buyer is accurately identified as "Designer Genomics International Corporation, a Nevada corporation." Buyer and Seller agree that, for all purposes of the Agreement, all references in the Agreement to "Buyer" shall be to "Designer Genomics International Corporation, a Nevada corporation."

In all other aspects, the Agreement is ratified and affirmed.

SELLER:	**BUYER:**
DESIGNED GENOMICS INTERNATIONAL CORPORATION	LUDWIG ENTERPRISES, INC.
By: /s/ Frank Magliochetti Its Authorized Representative	By: /s/ Anne B. Blackstone Anne B. Blackstone CEO
Dated: June 8, 2023	Dated: June 8, 2023

Asset Purchase Agreement

Business located at address 4733 W. Atlantic Ave Suite C-21, Delray Beach, Florida

THIS AGREEMENT is made on 7. 1. , 2022 between Designer Genomics International Inc., a Florida corporation, herein after the "Seller" and Ludwig Enterprises, Inc., a Nevada corporation, hereinafter the "Buyer."

IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Purchase of Assets.

Seller shall sell to Buyer, and Buyer shall purchase from Seller, on the terms and conditions set forth in this Agreement, the diagnostic proprietary mRNA panel for Inflammation (the "Asset") as more specifically described in the attached schedule **(Schedule A)**;

This purchase and sale is limited to the assets specifically set forth in this Agreement, and Buyer shall not assume any liabilities of Seller or its individual shareholders, directors, officers, affiliates, creditors, parent or subsidiary companies, if any.

2. Purchase Price.

The purchase price for the assets shall be One Million (1,000,000) Common restricted shares of the Buyer subject to the terms and limitations to such shares as set forth by the Board of Directors of Buyer.

3. Payment of Purchase Price.

On execution of this Agreement, Buyer shall deliver One Million (1,000,000) Common restricted shares to Seller or its designee and shall instruct the Buyer's transfer agent to make such transfer on the books of the Buyer. Seller shall deliver a Bill of Sale to Buyer and shall transfer all intellectual property and rights to said intellectual property Assets to Buyer including but not limited to those set forth on Schedule A attached.

4. Closing and Escrow.

a. The Closing date shall be no later than 7. 1. , 2022, provided there are no unforeseen delays. Closing shall not be later than 5 calendar days after the designated closing date, unless a further extension is agreed upon in writing between the Buyer and Seller. If any of the parties intend to have a title company or escrow agent close the transaction, the parties shall mutually agree upon such company or agent with costs to be split between parties. The costs of Escrow are separate and apart from the Purchase Price. Both the Buyer and Seller shall submit all documentation and other information requested by

title company/escrow agent needed to close the transaction. The parties shall fix a date and time with the title company/escrow agent to close the transaction.

5. Representations by Seller.

Seller covenants and represents:

a. That Seller is the sole owner of the Assets with full right to sell or dispose of it as Seller may choose, and no other person has any claim, right, title, interest, or lien in, to, or on the Business or Assets.

b. That Seller has no undischarged obligations affecting the Assets being sold under this Agreement.

c. That there are presently and will be at the time of closing, no liens or security interests against the property and Assets being transferred herein.

d. Consents. No consent from or other approval of a governmental entity, board of directors, or any other person is necessary in connection with the execution of the Agreement, or the consummation by Seller of the Assets by Buyer in the manner previously conducted by Seller.

e. Payment of Taxes. Seller represents and warrants that Seller has paid, or will arrange for the full payment of, all taxes owed by Seller on account of the Business.

f. Licenses, Permits and Consents. Seller has obtained the proper licenses or permits in order to effectuate this Agreement.

g. Litigation. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of the Seller, threatened against or involving Seller or brought by Seller or affecting any of the purchased property at law or in equity or admiralty or before or by any federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality, domestic or foreign, nor has any such action, suit, proceeding, or investigation been pending during the 24-month period preceding the date hereof; and Seller is not operating its business under or subject to, or in default with respect to, any order, writ, injunction, or decree of any court of federal, state, municipal, or governmental department, commission, board, agency, or instrumentality, domestic or foreign.

h. Compliance with Laws. To the best of its knowledge, Seller has complied with and is operating its business in compliance with all laws, regulations, and orders applicable to the business conducted by it, and the present uses by the Seller of the purchased property do not violate any such laws, regulations, and orders. Seller has no knowledge of any material present or future expenditures that will be required with respect to any of Seller's facilities to achieve compliance with any present statute, law, or regulation, including those relating to the environment or occupational health and safety.

i. Disclosure. No representation or warranty by the Seller contained in this Agreement, and no statement contained in any certificate or other instrument furnished or to be furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact that is necessary in order to make the statements contained therein not misleading.

j. Liabilities. Seller has, as of the purchase date, and shall have on the closing date no liabilities of any kind whatsoever, contingent or otherwise attached to the Assets.

k. Seller will assist Buyer in an orderly transfer and continuation of operations.

l. Seller will provide business development, training and consulting for a period of 30-days following the closing to continue and maintain business cash flow immediately after closing.

6. Indemnification Provisions.

It is agreed by and between the parties that the Sellers shall jointly and severally indemnify Buyer and its assigns harmless from any and all claims of any nature, litigation costs and whatsoever, including without limitation, relative to this agreement.

7. Covenants of Seller.

The Seller covenants with the Buyer as follows:

a. The Bill of Sale to be delivered at the closing date will transfer all the Assets enumerated in **Schedule A** free and clear of all encumbrances and will contain the usual warranties:

b. Seller assumes all risk of loss, damage, or destruction to the Assets subject to this Agreement until the closing. If the Assets are damaged or lost prior to Closing such that their valuation is affected, Seller agrees to negotiate in good faith a reasonable reduction in the Payment Purchase Price to account for the lost value of the Assets.

8. Schedules.

Schedules and other documents attached or referred to in this Agreement are an integral part of this Agreement.

9. Entire Agreement.

This Agreement constitutes the sole and only agreement between Buyer and Seller respecting the purchase of the Assets. This Agreement correctly sets forth the obligations of Buyer and Seller to each other as of its date. Any additional agreements or representations respecting the Assets or its sale to Buyer not expressly set forth in this Agreement are null and void, unless otherwise